CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	February 19, 2015

FHLBANK CINCINNATI ANNOUNCES 2014 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the year ended December 31, 2014. The FHLBank expects to file its 2014 Form 10-K with the Securities and Exchange Commission on or about March 19, 2015.
Operating Results and Profitability

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Net income for 2014 was $244 million and return on average equity (ROE) was 4.93 percent. This compares to net income of $261 million and ROE of 5.10 percent for 2013. For the fourth quarter of 2014, net income was $64 million and ROE was 5.14 percent, compared to net income of $64 million and ROE of 4.78 percent for the same period of 2013.

▪	The lower net income and ROE in 2014 resulted primarily from a decrease in net interest income and from a $7 million larger reversal for credit losses on mortgage loans held for portfolio in 2013.
Balance Sheet Highlights

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Total assets at December 31, 2014 were $106.6 billion, which was an increase of $3.5 billion (three percent) from year-end 2013. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $95.3 billion at December 31, 2014, an increase of $10.1 billion (12 percent) from year-end 2013.

▪	The balance of investments at December 31, 2014 was $26.0 billion, an increase of $3.6 billion (16 percent) from year-end 2013.

▪
Capital adequacy substantially exceeded all minimum regulatory requirements. On December 31, 2014, GAAP capital stood at $4.9 billion, a decrease of $0.4 billion (seven percent) from year-end 2013, which primarily resulted from our $500 million redemption/repurchase of excess stock in February 2014. The GAAP and regulatory capital ratios were 4.63 percent and 4.71 percent, respectively, at December 31, 2014.

Housing and Community Investment

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The FHLBank contributed $28 million in 2014 to the Affordable Housing Program (AHP) pool of funds to be awarded to members in 2015, which marks the 25th anniversary of the AHP. Since inception of the AHP, the FHLBank has awarded $544 million in AHP grants to more than 350 members towards the creation of over 70,000 units of affordable housing.

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The FHLBank awarded more than $1 million in 2014 through two of its voluntary housing programs. These programs primarily provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Dividend
On December 18, 2014, the FHLBank paid its stockholders a cash dividend at a 4.00 percent annualized rate, which was 3.76 percentage points above the fourth quarter average 3-month LIBOR. The average quarterly dividend paid for the year was 4.00 percent.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 705 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2014	December 31, 2013	Percent Change
Total assets	$106,640	$103,181	3%
Advances (principal)	70,299	65,093	8
Mortgage loans held for portfolio (principal)	6,796	6,643	2
Total investments	26,007	22,364	16
Consolidated Obligations:
Discount Notes	41,232	38,210	8
Bonds	59,217	58,163	2
Total Consolidated Obligations	100,449	96,373	4
Mandatorily redeemable capital stock	63	116	(46)
Capital stock	4,267	4,698	(9)
Total retained earnings	689	621	11
Total capital	4,939	5,310	(7)
Regulatory capital (1)	5,019	5,435	(8)

Capital-to-assets ratio (GAAP)	4.63%	5.15%
Capital-to-assets ratio (Regulatory) (1)	4.71	5.27

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2014	2013	Percent Change (2)	2014	2013	Percent Change (2)
Total interest income	$225	$229	(2)%	$908	$900	1%
Total interest expense	145	147	(1)	591	572	3
Net interest income	80	82	(3)	317	328	(3)
Provision (reversal) for credit losses	1	—	NM	—	(7)	93
Non-interest income	9	7	37	23	20	14
Non-interest expense	17	18	(3)	68	64	6
Affordable Housing Program assessments	7	7	(1)	28	30	(7)
Net income	$64	$64	—	$244	$261	(6)

Return on average equity	5.14%	4.78%		4.93%	5.10%
Return on average assets	0.25	0.25		0.24	0.28
Net interest margin	0.31	0.33		0.31	0.35
Annualized dividend rate	4.00	4.00		4.00	4.18
Average 3-month LIBOR	0.24	0.24		0.23	0.27

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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